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                                                                      EXHIBIT 99

[TECHTEAM LETTERHEAD]                                                NEWSRELEASE


                                                             NASDAQ/NM -- "TEAM"





FOR IMMEDIATE RELEASE, Friday, May 30, 2003

TECHTEAM GLOBAL RECOGNIZED FOR ACHIEVEMENTS IN QUALITY

COMPANY ALSO PROVIDES FINANCIAL GUIDANCE FOR 2003

SOUTHFIELD, MICHIGAN, May 30, 2003...TECHTEAM GLOBAL, INC., (Nasdaq: TEAM), a global provider of information technology ("IT") and business process outsourcing support services, today announced that it has become the first IT services company to be awarded the prestigious "Q1" Quality Award from FORD MOTOR COMPANY, (NYSE: F). The Q1 Award is given to supplier organizations that have achieved a sustained level of excellence in customer satisfaction while meeting requirements for performance in quality, delivery, and cost. The award further solidifies TechTeam's position as a preferred long-term supplier of computer support services to Ford Motor Company.

In addition, the Company announced it has been awarded ISO 9001:2000 certification by National Quality Assurance (NQA), one of the top 10 largest American National Standards Institute-Registrar Accreditation Board (ANSI-RAB) accredited registrars, for its Davenport, Iowa call center site. Furthermore, the Company's Southfield, Michigan site has successfully transitioned from the ISO 9001:1994 standard to the ISO 9001:2000 standard.

ISO 9001:2000 is the newly revised ISO quality standard with increased concentration on customer satisfaction and continuous improvement. As part of TechTeam's effort to provide our customers with the best services available, the Company has incorporated internationally accepted quality standards into its business practices and processes. TechTeam utilizes a well-defined and documented quality system with a strong focus on meeting and exceeding customer requirements by creating global and consistent processes that are executed, audited, and continuously improved.

TechTeam received its initial certification of the ISO 9001:1994 standard in September 1995 for its Southfield, Michigan site. Since then, additional sites have been registered to the new ISO 9001:2000 standard including: Brussels, Belgium; Chelmsford, England; and Cologne, Germany. Within NQA's customer base, TechTeam was the first IT services company to attain ISO 9001:1994 certification and the first IT services company to achieve 9001:2000 certification.

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[TECHTEAM LETTERHEAD]                                                NEWSRELEASE


The highly regarded Ford Q1 Award and the recent ISO certifications are tangible proof that TechTeam Global is committed to ensuring its products and services meet or exceed its customers' requirements. Quality is one of the key components of TechTeam's overall customer value proposition and has positioned the Company as the superior provider of IT and business process outsourcing services in our industry.

Separately, the Company also announced that it is providing financial guidance for the year ending December 31, 2003. The Company expects 2003 revenue from non-leasing services to increase from $77.5 million in 2002 to between $90 million and $95 million in 2003. The Company also expects earnings per share to increase from $.02 per fully diluted share, or $.13 per fully diluted share before the cumulative effect of an accounting change, in 2002, to between $.16 and $.19 per fully diluted share in 2003.

Commenting on this announcement, William F. Coyro, Jr., President and Chief Executive Officer of TechTeam, stated, "The information technology and business process outsourcing industry is undergoing systemic change and is continuously evolving into a very competitive marketplace, attracting both domestic and offshore providers. Customers continue to apply exceptional downward price pressures on their suppliers and TechTeam is no exception. While we have been successful in retaining our key customers and even growing our volume of business with them, recently we have had to make substantial pricing concessions."

Coyro continued, "As previously announced, TechTeam has also succeeded in establishing significant relationships with new customers, such as Canon Europe. As these new customers come online later this year, we anticipate that this growth, combined with the revenue stream and earnings to be provided from our pending acquisition of a Pan-Asian, multilingual support center company in the Far East, will result in stronger revenue and earnings performance by TechTeam in the second half of the year, especially during the fourth quarter. Also, as the economy improves we would expect to see an even greater increase in business activity and a decrease in pricing pressures."

TECHTEAM GLOBAL, INC. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services, systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 1-800-522-4451.



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[TECHTEAM LETTERHEAD]                                                NEWSRELEASE


SAFE HARBOR STATEMENT

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to:
"anticipate," "believe," "intends," "estimates," "promises," "expect," "should," "conditioned upon" and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the company's offerings, demands upon and consumption of the company's cash and cash equivalent resources or changes in the company's access to working capital, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration, and the ability to finalize and integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company's reports on file with the Securities and Exchange Commission.



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CONTACTS:

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TECHTEAM GLOBAL, INC.             TECHTEAM GLOBAL, INC.              TECHTEAM GLOBAL, INC.
William F. Coyro, Jr.             David W. Morgan                    James M. Hoen
President and Chief Executive     Vice President, Treasurer, and     Vice President, Sales
Officer                           Chief Financial Officer            (248) 357-2866
(248) 357-2866                    (248) 357-2866                     jhoen@techteam.com
wcoyro@techteam.com               dmorgan@techteam.com
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